EXHIBIT 99.1

Dutch Competition Authority Approves the Canal+ Transaction

Liberty Global’s Content Activities in chellomedia Further Enhanced

Denver, Colorado — June 29, 2005: Liberty Global, Inc. (Liberty Global) (Nasdaq: LBTYA, LBTYB) announced today that it has received a positive ruling from the Dutch competition authority (NMa) with regard to the acquisition by Liberty Global’s content group —chellomedia- of the premium content business of Canal+ in The Netherlands. NMa has unconditionally approved the transaction and parties will now work to finalize the transaction as soon as possible.

On November 16, 2004 chellomedia reached an agreement with Airbridge Investments and Greenfield Capital Partners, two Dutch investment groups, to acquire all of Canal+’s content activities in The Netherlands. Canal+ currently packages and distributes premium sports and movie programming under the Canal+ brand name to over 215,000 customers. Canal+ has agreements for the distribution of premium movies with Warner Bros., Universal, Fox, Paramount and Dreamworks.

chellomedia will pay an acquisition price of EUR 24.75 million on a debt free, cash free basis and assume certain guaranteed output payments to the film studios.

The NMa regulatory approval is an important step in finalizing the transaction which is expected to close in the third quarter of 2005. Existing Canal+ customers in The Netherlands will continue to receive their current service on an uninterrupted basis.

chellomedia intends to grow the Canal+ business in 2005 by continuing its strategy of entering into new wholesale distribution agreements with existing digital TV platforms in The Netherlands. chellomedia will also offer customers the option of subscribing to standalone premium sports and movie services in addition to the existing integrated package. The intention is to combine the strong European soccer portfolios from Canal+ sports and the current Voetbalkanaal into one new premium offering, and at the same time to significantly broaden the sports offering through a range of sports other than soccer.

Mike Fries, President and Chief Executive Officer of Liberty Global stated: “We are very pleased to receive this ruling. It paves the way for a significant improvement in premium content for the Dutch market. Together with our investments in the roll-out of digital television, we are creating the momentum for growth throughout the Dutch television industry.”

About chellomedia

chellomedia is an innovative provider of content and services for European communications and entertainment companies. chellomedia’s core activities fall under two main categories: content which includes premium sports and movies, on demand programming, thematic channels and portal content; and digital services which consist of interactive TV products and applications, an end-to-end enhanced TV delivery solution, and advanced digital production and broadcast facilities.

About Liberty Global, Inc.

Liberty Global owns interests primarily in broadband distribution and content companies operating outside the continental U.S., principally in Europe, Asia, and the Americas. Liberty Global is one of the largest cable television operators in terms of subscribers outside the United States. Based on the Company’s consolidated operating statistics at March 31, 2005, Liberty Global’s networks reached approximately 23.0 million homes passed and served approximately 14.3 million revenue generating units, including approximately 10.4 million video subscribers, 2.3 million broadband Internet subscribers and 1.6 million telephone subscribers.

Forward-Looking Statements

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the expected timing of the closing of the acquisition of the Canal+ channels, chellomedia’s growth strategy, and the anticipated benefits to Liberty Global and its customers from the acquisition. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of the Company’s services, including the Canal+ premium content activities to be acquired, changes in technology and competition, our ability to achieve expected operational efficiencies and economies of scale, as well as other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Liberty Global Contacts

Richard S.L. Abbott Investor Relations — Denver (303) 220-6682	Bert Holtkamp Corporate Communications — Europe +31 20 778 9447

Christopher Noyes Investor Relations — Denver (303) 220-6693	Robert Lenterman Investor Relations — Europe +31 20 778 9901